EXHIBIT 21.1

Subsidiaries

•	Vertex Merger Sub, LLC, a California Limited Liability Company (wholly-owned)

•	E-Source Holdings, LLC, a Texas Limited Liability Company (51% owned)

•	Vertex Refining NV, LLC, a Nevada Limited Liability Company (wholly-owned)

•	Vertex Refining LA, LLC, a Louisiana Limited Liability Company (wholly-owned)

•	Vertex II, GP, LLC, a Nevada Limited Liability Company (wholly-owned)

•	Vertex Acquisition Sub, LLC, a Nevada Limited Liability Company (“Vertex Acquisition”)(wholly-owned)

Wholly-owned subsidiaries of Vertex Acquisition:

◦	Cedar Marine Terminals, L.P., a Texas limited partnership

◦	Crossroad Carriers, L.P., a Texas limited partnership

◦	Vertex Recovery L.P., a Texas limited partnership

◦	H&H Oil, L.P., a Texas limited partnership